Exhibit 5.1

Goodwin Procter LLP
One Commerce Square
2005 Market Street, 32nd Floor
Philadelphia, PA 19103

gooodwinlaw.com
+1 445 207 7800

February 5, 2026

Century Therapeutics, Inc.

25 North 38th Street

11th Floor

Philadelphia, PA 19104

Re: Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on February 5, 2026 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Century Therapeutics, Inc., a Delaware corporation (the “Company”), of up to an aggregate of 176,086,947 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) 92,030,595 shares of Common Stock (the “PIPE Shares”), (ii) 25,360,704 shares of common stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants (the “Pre-funded Warrants”) and (iii) 58,695,648 shares of common stock (the “Common Warrant Shares”) issuable upon the exercise of common warrants (the “Common Warrants”) that were issued in a private placement pursuant to a Securities Purchase Agreement, dated January 7, 2026, by and among the Company and the selling stockholders listed in the Registration Statement under “Selling Stockholders”.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law. Based on the foregoing, we are of the opinion that:

(1) The PIPE Shares have been duly authorized and validly issued and are fully paid and non-assessable;

(2) Assuming the Pre-Funded Warrant Shares were issued today in accordance with the terms of the Pre-Funded Warrants, the Pre-Funded Warrant Shares would be validly issued, fully paid, and non-assessable; and

(2) Assuming the Common Warrant Shares were issued today in accordance with the terms of the Common Warrants, the Common Warrant Shares would be validly issued, fully paid, and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP